EXHIBIT 4.41

Variation to employment agreement – Ms Lynne M Peacock (as Chief Executive Officer, Europe)

PRIVATE & CONFIDENTIAL

11 January 2005

Ms Lynne Peacock

Chief Executive Officer Europe

National Australia Bank Limited

88 Wood Street

LONDON  EC2V 7QQ

ENGLAND

Dear Lynne

VARIATION TO YOUR SERVICE AGREEMENT

I would like to congratulate you on your appointment as Chief Executive Officer of the National Group’s European operations and confirm my appreciation for the contribution that you have made to the National Group during 2004.

This letter sets out the variations to your existing service agreement with National Australia Group Europe Limited dated 29 May 2003 (“existing agreement”).

Would you please review the following amendments to your existing agreement and sign the original of this letter and return it to Arthur Willett, General Manager Workplace Solutions, at your earliest convenience.

1.                    Position (refer clause 1.1 of your existing agreement)

With effect from 28 October 2004, your position is Chief Executive Officer Europe reporting to me and located at 88 Wood Street, London.

2.                    Notice of Termination (refer clause 2.2 of your existing agreement)

I confirm that you are entitled to notice of termination from the Company of 12 calendar months (refer letter from General Manager Workplace Solutions dated 13 August 2004, and countersigned by me).

3.                    Remuneration (refer clause 5.1 of your existing agreement)

Your base salary will increase to £404,000 per annum from 1 January 2005.

4.                    Annual EVA Incentive (refer Schedule 1 of your existing agreement)

I confirm that your target incentive opportunity under the new Group Executive Incentive Plan (which replaces the Group EVA Incentive Plan) in respect of the 2004/05 year will be 100% of your Total Employment Cost (“TEC”) package. Your TEC for this purpose is £525,000 per annum (refer my letter to you dated  30 November 2004).

5.                    Repatriation to the United Kingdom

As a consequence of your appointment as Chief Executive Officer Europe, you will be repatriated to the United Kingdom in accordance with the terms of the National Group Expatriate Policy.

Lynne, I look forward to working with you in your new role and to your ongoing contribution to the success of the National Group.

Yours sincerely

[ORIGINAL SIGNED]

John Stewart

Managing Director and Chief Executive Officer

National Australia Bank Limited

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I, Lynne Margaret Peacock, acknowledge that I have read and understood the changes to my employment agreement with National Australia Group Europe Limited dated 29 May 2003, as set out in this letter, and I hereby agree to those changes.

[ORIGINAL SIGNED]	[11/01/05]
Lynne Margaret Peacock	Date